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                                                                    Exhibit 10.9


FIRST MIDWEST BANCORP, INC
300 Park Blvd, Suite 405
Itasca, IL  60143

February 6, 1998



     RE:  Grant of Director Options - Letter Agreement
          --------------------------------------------

Dear _____________:

I am pleased to confirm to you the grant on November 19, 1997 (the "Date of Grant") of a nonqualified stock option (the "Director Option") under the First Midwest Bancorp, Inc. Non-Employee Directors' 1997 Stock Option Plan (the "Directors' Plan"). The Director Option provides you with the opportunity to purchase, for $ $37.75 per share, up to 850 of the Company's Common Stock.

The Director Option is subject to the terms and conditions of the Directors' Plan, which are incorporated herein by reference, and to the following:

(1) Vesting: In general, the Director Option will become exercisable in full on November 19, 1998. In the event of your death or disability, or of a Change in Control (as defined in the Company's 1989 Omnibus Stock and Incentive Plan (the "Omnibus Plan"), your Director Option will become fully vested and exercisable.

(2) Expiration: If you cease to be a director for any reason other than death or disability prior to the date your Director Option becomes fully vested, your Director Option will expire on the date your directorship ends. If your Director Option has become fully vested at the time you cease to be a director, your Director Option will expire on the third anniversary of the date you ceased to be a director or one year, in the event of your death. In no event, however, may your Director Option be exercised beyond November 19, 2007.

(3) Procedure for Exercise: Once vested, you may exercise your Director Option at any time be delivering written notice of exercise and payment of the Exercise Price in full either (a) in cash or its equivalent (as described in the Directors' Plan), or (b) by tendering previously-acquired shares of Common Stock having an aggregate fair market value equal to the total Exercise Price that have been owned by you for six months or more, or (c) by a combination of the
(a) and (b). You may deliver an affirmation of ownership of Common Stock having the required fair market value in lieu of physically tendering such shares. In the event you have made an election under the Company's
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Common Stock in accordance with clause (b) above. Further information regarding exercise procedures will be provided to you.

(4) Limited Transferability; Beneficiary Designation: The Director Option is personal to you and may not be sold, transferred, pledged, assigned or otherwise alienated, other than as provided herein. Your Director Option shall be exercisable during your lifetime only by you. Notwithstanding the foregoing, you may transfer your Director Option to:

          (a) your spouse, children or grandchildren ("Immediate Family
     Members");

          (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, or;

          (c) a partnership in which such Immediate Family Members are the only partners,

provided that:

          (i)    there may be no consideration for any such transfer;

          (ii) subsequent transfers of the transferred Director Option shall be prohibited, except to designated beneficiaries; and

          (iii) such transfer is evidenced by documents acceptable to the Company and filed with the Corporate Secretary.

Following transfer, the Director Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of designating a beneficiary with respect thereto, the transferee shall be entitled to designate the beneficiary. The provisions of this Letter Agreement relating to the period of exercisability and expiration of the Director Option shall continue to be applied with respect to you and your status as a director, and the Director Option shall be exercisable by the transferee only to the extent, and for the periods, set forth in Paragraphs (1) and (2) above. Transfer of Common Stock purchased by your transferee upon exercise of the Director Option may also be subject to the restrictions and limitations described in Paragraph (5) below.

You may designate a beneficiary or beneficiaries with respect to this Director Option by completing and filing a completed copy of the Beneficiary Designation Form attached to this Letter Agreement with the Company's Corporate Secretary.

(5) Securities Law Restrictions: You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell or otherwise dispose of any Common Stock purchased upon exercise of your Director Option. In addition, because of your status as a director of the Company, prior to exercise of the Director Option or sale of any shares acquired upon exercise,
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you should consult with the Company's Corporate Secretary with respect to the implications of Section 16(a) and (b) of the Securities Exchange Act of 1934 on such exercise or sale. Additional information regarding these rules will be provided to you.

(6) Tax Consequences: Director options are in the form of nonqualified stock options which are not intended to fall under the provisions of Internal Revenue Code Section 422. No federal or state income taxes or FICA/Medicare taxes will be withheld by the Company upon exercise. Information regarding the tax consequences of your Director Option will be provided to you.

(7) Miscellaneous: Nothing in this Letter Agreement confers any right on you to continue as a director of the Company. This Letter Agreement will be binding upon, and inure to the benefit of, your and the Company's successors and assigns.

(8) Conformity with Directors' Plan: This Director Option is intended to conform to the Directors' Plan in all respects. Inconsistencies between this Letter Agreement and the Directors' Plan shall be resolved in accordance with the terms of the Directors' Plan. By executing and returning the enclosed copy of this Letter Agreement you agree to be bound by the terms hereof and of the Directors' Plan. Except as otherwise expressly provided herein, all definitions stated in the Directors' Plan shall be applicable to this Letter Agreement.

To confirm you understanding and acceptance of the Director Option granted to you by this Letter Agreement, please execute and return to the Company's Corporate Secretary in the enclosed envelope the following documents: (a) the extra copy of this Letter Agreement, and (b) the Beneficiary Designation Form.

If you have any questions, please do not hesitate to contact the Corporate Secretary.

Very truly yours,

First Midwest Bancorp, Inc.



Robert P. O'Meara
President and Chief Executive Officer
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                           CONFIRMATION OF ACCEPTANCE
                           --------------------------

I acknowledge receipt of a copy of the Directors's Plan, that I have reviewed this Letter Agreement and the Directors' Plan, and I agree to be bound by all provisions of this Letter Agreement and the Directors' Plan.



___________________________________________________     ________________________

Director's Signature                                    Date